Exhibit 99.1

Annapolis Bancorp Announces Profitable Fourth Quarter

ANNAPOLIS, Md.--(BUSINESS WIRE)--February 11, 2009--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced net income of $145,000 ($0.04 per basic and diluted share) for the fourth quarter of 2008, down from $531,000 ($0.13 per basic and diluted share) for the same period last year.

Net income for the year ended December 31, 2008 totaled $1.43 million ($0.37 per basic and $0.35 per diluted share) compared to $2.42 million ($0.60 per basic and $0.58 per diluted share) in the prior year.

The Company recorded a $956,000 provision for credit losses in the fourth quarter, boosting its total provision for credit losses in 2008 to $2,375,000 from $448,000 in 2007. “The significant increase in provision expense was obviously detrimental to earnings in 2008,” said Chairman and CEO Richard M. Lerner. “But in the midst of a deepening recession, we have an obligation to carefully monitor the quality and performance of our loan portfolio and prudently respond to potential deterioration in credit quality.”

After the aforementioned provision for credit losses and net charge-offs of $534,000 in 2008, the Company’s allowance for credit losses amounted to $4,123,000 (1.54% of total gross loans) at December 31, 2008 compared to $2,283,000 (0.93% of total gross loans) at December 31, 2007.

Nonperforming assets at year-end 2008 totaled $6.5 million or 2.42% of gross loans compared to $1.1 million or 0.44% of gross loans at December 31, 2007. The allowance for credit losses provided 64% coverage of nonperforming assets at December 31, 2008 compared to 208% coverage at year-end 2007.

Total assets rose to $394.9 million at December 31, 2008 from $361.9 million at December 31, 2007, a 9.1% increase. The Company’s loan portfolio grew by $22.0 million or 8.9% in 2008, and cash and investment balances ended the year up by $11.2 million or 11.0%. Federal funds sold balances were elevated at year-end due to an influx of deposits and the late-year redemption of $5.0 million in callable investment securities. The Company’s balance sheet was also inflated at year-end by an accounting entry to reflect the purchase in December of $8.7 million in trade-dated securities which did not settle until January.

Year-to-date balance sheet growth was funded primarily by $20.0 million in new Federal Home Loan Bank advances and an $8.0 million or 3.2% increase in interest-bearing deposits, offset by the repayment of $4.2 million in short-term borrowings.

The Company’s mix of interest-bearing core deposits shifted in 2008, with savings account balances increasing by $47.8 million or 107.2% while money market account balances fell by $34.9 million or 40.9% since year-end 2007. The Superior Savings Account introduced by the Bank in April of 2007 continued to attract and retain significant core deposit relationships at a time when prevailing rates on money market accounts and certificates of deposit were declining.

Stockholders’ equity totaled $26.8 million at December 31, 2008, a decrease of $0.1 million or 0.1% from year-end 2007. Capital surplus was depleted by approximately $1.5 million to complete the Company’s stock repurchase program in the first half of the year, negating the impact of $1.4 million in net income for 2008. Book value per share at year-end was $6.98.

At December 31, 2008, Annapolis Bancorp met all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 11.4%, a total capital ratio of 12.6%, and a leverage ratio of 8.4%. To be considered “well-capitalized” under federal definitions, a bank holding company must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10%, and a leverage ratio of at least 5%.

As previously disclosed, subsequent to year-end 2008 the Company completed the sale of $8.152 million in fixed rate cumulative preferred stock to the U.S. Treasury under the TARP Capital Purchase Program. The Treasury’s investment qualifies as Tier 1 capital and further strengthened the Company’s core capital reserves, increasing its Tier 1 capital ratio to 14.0%, its total capital ratio to 15.3%, and its leverage ratio to 10.5% as of January 30, 2009.

In the quarter ended December 31, 2008, average interest-earning assets rose to $360.0 million from $331.8 million in the same period last year. The yields on loans and overnight investments declined significantly, offsetting a modest improvement in the yield on investment securities. Overall, the yield on interest-earning assets dropped to 5.82% from 6.79% in the fourth quarter of last year, and as a result, total interest income fell by $415,000 or 7.3%.

Average interest-bearing liabilities grew to $314.2 million from $287.7 million in the fourth quarter of 2007, but total interest expense fell by $646,000 or 24.1% compared to the same period last year as the deposit portfolio mix shifted and interest rates on deposits declined sharply. The overall cost of interest-bearing liabilities dropped by 112 basis points to 2.57% in the three months just ended from 3.69% in the comparable period last year.

Due primarily to the substantial reduction in fourth quarter interest expense, net interest income improved by $231,000 or 7.7% compared to the same period in 2007, although the Company’s net interest margin narrowed slightly to 3.57% in the three months just ended from 3.59% in the fourth quarter of 2007.

Noninterest income declined by $23,000 or 5.1% in the fourth quarter compared to the same period last year, and noninterest expense increased by $270,000 or 11.6%.

Net interest income for fiscal year 2008 improved by $1.2 million or 10.0% as the net interest margin expanded to 3.65% from 3.59% in the previous year. After a $1.9 million year-over-year increase in the provision for credit losses, net interest income after provision fell by $742,000 or 6.5%. Noninterest income declined by $78,000 or 4.3% and noninterest expense rose by $835,000 or 8.8%.

Annapolis Bancorp’s return on average assets for 2008 dropped to 0.38% from 0.69% in 2007, and its return on average equity fell to 5.41% from 9.51%. The Company’s efficiency ratio rose to 69.82% in 2008 from 69.37% in 2007.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through eight community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. The newest office opened late last year in the Annapolis Towne Centre at Parole. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of December 31, 2008 and December 31, 2007
($000)

	(Unaudited)	(Audited)
	December 31,	December 31,
	2008	2007
Assets
Cash and due	$4,346	$5,411
Interest bearing balances with banks	1,000	11,500
Federal funds sold	23,768	1,588
Investments	83,685	83,123
Loans, net of allowance	264,093	243,905
Accrued interest receivable	1,768	1,794
Deferred Income taxes	1,747	836
Premises and equipment	9,651	9,179
Investment in BOLI	4,085	3,927
Other assets	773	616
Total Assets	$394,916	$361,879

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$39,065	$38,075
Interest bearing	261,562	253,514
Total deposits	300,627	291,589
Securities sold under agreement to repurchase	12,639	13,337
Short-term borrowed funds	-	4,170
Long term borrowed funds	40,000	20,000
Junior subordinated debentures	5,000	5,000
Accrued interest & expenses	9,836	931
Total Liabilities	368,102	335,027

Stockholders' Equity
Common stock	38	40
Paid in capital	11,299	12,590
Retained Earnings	15,517	14,232
Comprehensive income	(40)	(10)
Total Equity	26,814	26,852

Total Liabilities and Equity	$394,916	$361,879

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three and Twelve Month Periods Ended December 31, 2008 and 2007
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Interest Income
Loans	$4,227	$4,550	$17,159	$17,773
Investments	980	1,008	4,075	3,785
Interest bearing balances with banks	23	29	275	29
Federal funds sold	36	94	291	879
Total interest income	5,266	5,681	21,800	22,466

Interest expense
Deposits	1,601	2,324	6,947	8,970
Securities sold under agreements to repurchase	36	171	257	613
Short term borrowed funds	-	1	-	1
Long term borrowed funds	313	76	1,229	603
Junior debentures	83	107	332	429
Total interest expense	2,033	2,679	8,765	10,616
Net interest income	3,233	3,002	13,035	11,850

Provision	956	295	2,375	448

Net interest income after provision	2,277	2,707	10,660	11,402

Noninterest Income
Service charges	316	313	1,228	1,257
Mortgage banking	15	5	58	54
Other fee income	131	136	498	520
Loss on sale of assets	(31)	-	(31)	-
Total noninterest income	431	454	1,753	1,831

Noninterest Expense
Personnel	1,557	1,352	6,024	5,514
Occupancy & equipment	324	298	1,286	1,233
Data processing	208	207	803	792
Marketing	17	67	317	382
Other operating	490	402	1,895	1,569
Total noninterest expense	2,596	2,326	10,325	9,490

Income before taxes	112	835	2,088	3,743
Income tax expense (benefit)	(33)	304	661	1,319
Net income	$145	$531	$1,427	$2,424

Basic EPS	$0.04	$0.13	$0.37	$0.60
Diluted EPS	$0.04	$0.13	$0.35	$0.58
Book value per share	$6.98	$6.68	$6.98	$6.68
Avg fully diluted shares	3,989,029	4,117,347	4,030,168	4,187,732

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(In thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Performance Ratios (annualized)
Return on average assets	0.15%	0.60%	0.38%	0.69%
Return on average equity	2.20%	7.97%	5.41%	9.51%
Average equity to average assets	6.93%	7.48%	7.01%	7.28%
Net interest margin	3.57%	3.59%	3.65%	3.59%
Efficiency ratio	70.85%	67.30%	69.82%	69.37%

Other Ratios
Allow for credit losses to loans	1.54%	0.93%	1.54%	0.93%
Nonperforming to gross loans	2.42%	0.44%	2.42%	0.44%
Net charge-offs to avg loans	0.13%	0.06%	0.21%	0.06%
Tier 1 capital ratio	11.4%	12.5%	11.4%	12.5%
Total capital ratio	12.6%	13.4%	12.6%	13.4%

Average Balances
Assets	379,093	353,617	376,690	350,077
Earning assets	359,998	331,822	357,328	330,380
Loans, gross	264,354	240,690	253,581	232,819
Interest Bearing Liabilities	314,196	287,651	310,893	283,642
Stockholders' Equity	26,261	26,435	26,401	25,488

CONTACT:
Annapolis Bancorp, Inc.
Richard M. Lerner, 410-224-4455